Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

James Spiezio

978-694-9121

spiezio@beaconpower.com

Gene Hunt

978-661-2825

hunt@beaconpower.com

U.S. DEPARTMENT OF ENERGY ANNOUNCES $24 MILLION SMART GRID STIMULUS GRANT AWARD TO BEACON POWER

Funding will provide 50% of construction costs for
20 MW flywheel energy storage plant in Chicago

Tyngsboro, Mass., November 24, 2009 — Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, said today that that the U.S. Department of Energy (DOE) has announced that it has awarded a stimulus grant to Beacon valued at $24 million, for use in the construction of the Company’s second 20 MW flywheel energy storage plant, to be located in Chicago, Illinois.

“We’re extremely pleased to receive this grant award from the Department of Energy,” said Bill Capp, Beacon president and CEO. “DOE has long supported Beacon’s pioneering efforts to bring our clean, sustainable and cost-saving energy storage technology to the grid. This $24 million grant, which is the 4th largest out of 16 energy storage grants announced today, represents the most significant financial boost Beacon has ever received from the federal government. We believe it underscores the unique value and stabilizing benefits of our grid-scale flywheel systems. We’re very grateful for DOE’s continued support.”

Capp added: “Thanks to DOE’s strong support, we can now continue to move forward with plans to build and operate a second 20 MW regulation plant, in addition to the one we’ve begun work on in Stephentown, New York. Doing so will expand our merchant service provider business model in the regulation market, and create a foundation for promoting and selling turnkey systems to vertically integrated utilities here and overseas.”

According to DOE, the funding award is to “Design, build, test, commission and operate a utility-scale 20 MW flywheel energy storage frequency regulation plant in Chicago, Illinois, and provide frequency regulation services to the grid operator, the PJM Interconnection. The project will also demonstrate the technical, cost and environmental advantages of fast-response flywheel-based frequency regulation management, lowering the cost to build a 20 MW flywheel energy storage plant to improve grid reliability while increasing the use of wind and solar power.”

The grant for the Chicago facility results from one of Beacon’s two applications for DOE Smart Grid demonstration project funding, known as Funding Opportunity Announcement DE-FOA-0000036. Area of Interest 2.2 of the DOE solicitation contemplated one or two grants for Frequency Regulation Ancillary Services projects. The Department made only one award, which was for Beacon’s 20 MW regulation plant. The grant award of $24 million is for 50% of the project’s estimated cost. DOE will provide further details of the grant conditions in the near future.

Flywheel Energy Storage and Frequency Regulation

Frequency regulation is an essential grid service that is performed by maintaining a tight balance between electricity supply and demand. Beacon’s 20 MW plant has been designed to provide frequency regulation services by absorbing electricity from the grid when there is too much, and storing it as kinetic energy in a matrix of flywheel systems. When there is not enough power to meet demand, the flywheels inject energy back into the grid, thus helping to maintain proper electricity frequency (60 cycles/second).

Thanks to their ability to recycle electricity efficiently and act as “shock absorbers” to the grid, Beacon’s flywheel plants will also help support the integration of greater amounts of renewable (but intermittent) wind and solar power resources. Unlike conventional fossil fuel-powered generators that provide frequency regulation, flywheel plants will not consume any fuel, nor will they directly produce CO2 greenhouse gas emissions or other air pollutants, such as NOX or SO2.

About Beacon Power

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy Matrix, now in production, is a non-polluting, megawatt-scale, utility-grade, flywheel-based solution designed to provide less expensive, and more sustainable and effective, frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants, and to sell its systems directly to utilities or grid operators in some parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our Stephentown, New York, facility, or complying with the conditions or ongoing covenants of that support; our need to comply with any disbursement or other conditions under the DOE grant program; a need to raise additional equity to fund the project and Beacon’s other operations in uncertain financial markets; conditions in target markets, including the fact that some ISOs have been slow to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.